September 17, 2009
Mr. Ronald E. Alper
Ms. Yong Kim
Division of Corporation Finance
United States Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549.
Mail Stop 3561
Dear Mr. Alper and Ms. Kim:

Re:	Ormat Technologies, Inc.
Form 10-K for Fiscal Year Ended December 31, 2008
Filed March 2, 2009
Definitive Proxy Statement on Schedule 14A
Filed March 23, 2009
Form 8-K
Filed August 6, 2009
File No. 001-32347
     On behalf of Ormat Technologies, Inc. (the “Company”) I hereby acknowledge receipt of the letter dated September 14, 2009 (the “Staff Letter”) from the Division of Corporation Finance of the United States Securities and Exchange Commission addressed to Mrs. Bronicki, the Company’s Chief Executive Officer.
     As noted in my conversation with Ms. Yong Kim on September 16, 2009, the Company intends to respond to the Staff Letter by October 12, 2009.
Sincerely,
Joseph Tenne,
Chief Financial Officer
Ormat Technologies, Inc.
ORMAT TECHNOLOGIES, INC.
6225 Neil Road • Reno, NV 89511-1136 • Telephone: (775) 356-9029 • Facsimile: (775) 356-9039